EXHIBIT 10.9

HEALTHCARE PROVIDER CONSULTING AGREEMENT

Ironwood Contract #HIP-541

THIS HEALTHCARE PROVIDER CONSULTING AGREEMENT (together with its Business Terms Exhibit, the “Agreement”) made as of December 16, 2014 (the “Effective Date”) is between Ironwood Pharmaceuticals, Inc., a Delaware corporation having an address at 301 Binney Street, Cambridge, MA 02142 (“Ironwood”), Christopher Walsh, PhD and having an address at 241 Perkins Street, Unit B 601, Boston, MA 02130 (“Consultant”).  Ironwood desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide Consulting Services (defined below) to Ironwood, all as provided in this Agreement.

1.                                      Consulting Services.  Ironwood retains Consultant and Consultant agrees to provide Consulting Services to Ironwood (the “Consulting Services”) as it may from time to time reasonably request and as specified in any business terms exhibit that shall reference this Agreement (“Business Terms Exhibit”). The terms and conditions of this Agreement shall apply to any Business Terms Exhibit and shall supersede in the case of any conflict. Any changes to the Consulting Services (and any related compensation adjustments) must be agreed upon in writing between Consultant and Ironwood prior to commencement of the changes.

1.1                               Performance.  Consultant agrees to render the Consulting Services to Ironwood, or to its designee, (a) at such reasonably convenient times and places as Ironwood may direct, (b) under the general supervision of Ironwood, and (c) on a best efforts basis.  Consultant will comply with all rules, procedures and standards promulgated from time to time by Ironwood with regard to Consultant’s access to and use of Ironwood’s property, information, equipment and facilities, as well as those related to standards of conduct while performing services on behalf of Ironwood.  Consultant agrees to furnish Ironwood with written reports with respect to the Consulting Services if and when requested by Ironwood.

1.2                               Third Party Confidential Information.  Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Consulting Services.  Consultant shall ensure that the performance of Consulting Services does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential or proprietary information or intellectual property of any third party or to refrain from competing, directly or indirectly, with the business of any third party, and Consultant shall not disclose to Ironwood any such confidential or proprietary information.

1.3                               No Conflicts.  Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services.  During the Term (defined below), Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement.  Consultant will arrange to provide the Consulting Services in such manner and at such times that the Consulting Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party.  If Consultant is a member of, affiliated with, or an employee of an educational or not-for-profit institution and is required by such institution to disclose any proposed agreements for Consulting Services as contemplated herein, he or she has made such disclosure in accordance with the policies and procedures of such institution and obtained the prior written approval of this Agreement by such institution, if required.

1.4                               Absence of Debarment.  Consultant represents and warrants that neither Consultant nor any person employed by Consultant has been (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) listed by any government or regulatory agencies as (i) ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (ii) disqualified, restricted, or recommended by such government or regulatory agency to be disqualified or restricted from receiving investigational products pursuant to the government or regulatory agency’s regulations; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action.  Consultant agrees to inform Ironwood in writing promptly if Consultant or any person employed by Consultant is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Consultant’s knowledge, is threatened.

1.5                               Non-solicitation and Non-compete.  During the Term and for a period of one (1) year thereafter, Consultant shall not (i) solicit any person who is employed by or a consultant to Ironwood or any affiliate or subsidiary of Ironwood, to terminate such person’s employment by or consultancy to Ironwood, such affiliate or subsidiary, or (ii) hire such employee or consultant.  As used herein, the term “solicit” shall include, without limitation, requesting, encouraging, assisting or causing, directly or indirectly, any such employee or consultant to terminate such person’s employment by or consultancy to Ironwood or its affiliate or subsidiary.

Consultant is under no obligation to solicit, refer, or solicit the referral of patients for any Ironwood business.  Consultant will receive no benefit of any kind from Ironwood for such referrals, nor suffer any detriment for not making such referrals.

During the Term and for a period of one (1) year following the expiration of the Term or termination of this Agreement, Consultant shall not, without Ironwood’s’ prior written approval, provide any consulting or other services to any entity or individual that is engaged in the development or commercialization of a peptide that is an agonist of guanylate cyclase type-C (GC-C).

1.6                               FCPA.  In performing the Consulting Services, Consultant will comply with all applicable laws and regulations applicable to its operations, including, but not limited to, the U.S. Foreign Corrupt Practices Act.  Consultant agrees not to pay, offer or promise to pay, or authorize the payment directly or indirectly of any monies or anything of value to any government official or employee, or any political party or candidate for political office, for the purpose of influencing any act or decision of the government in connection with the activities of Consultant under the Business Terms Exhibit.  Consultant warrants that no officer, director, partner, owner, principal, employee or agent of Consultant is an official or employee of a governmental agency or instrumentality or a government owned company in a position to influence action or a decision regarding the activities of Consultant contemplated in the Business Terms Exhibit.

1.7                               Disclosure.  Ironwood will have the right in its discretion (a) to display and disclose, as may be required under state or federal law or as is otherwise desired by Ironwood, information relating to the nature of Consulting Services performed pursuant to this Agreement, any and all payments, reimbursement for expenses, or other transfer of value made in other than dollar form relating to this Agreement, personal identifying information concerning or any other information relating to this Agreement and (b) to display such information, including but not limited to, on Ironwood’s websites or (c) to report such information to government agencies in accordance with applicable laws and that these payments and identifying information may be posted on a governmental website.

2.                                      Compensation.  In consideration of the Consulting Services described in the Business Terms Exhibit, Ironwood will pay Consultant the fees as described in the Business Terms Exhibit, or Ironwood will pay a third-party vendor (“Payer”) (a consultant retained by Ironwood to provide logistical coordination for the consulting services) the fees as described in the Business Terms Exhibit, as specified in such the Business Terms Exhibit.  If Ironwood pays the Payer, Consultant acknowledges that Ironwood’s payment obligation in respect of such Services shall be discharged in full upon payment of the foregoing amounts to Payer, and that Ironwood, as the case may be, owes no payment directly to Consultant.

Payment is contingent on participation and completion of any written work product or other deliverable as described in the Business Terms Exhibit.

Consistent with industry guidance, Ironwood has established, individually and independently, caps on the total amount of annual compensation Ironwood will pay to an individual healthcare professional in conjunction with certain Consulting or other fee-for-service arrangements. Accordingly, fees payable hereunder may not exceed such cap without prior written approval.

Unless otherwise specified in the Business Terms Exhibit, undisputed payments will be made by Ironwood within forty-five (45) days from Ironwood’s receipt of Consultant’s invoice.  Invoices will contain such detail as Ironwood may reasonably require, including Ironwood’s contract number, and will be quoted in and payable in U.S. Dollars.  Ironwood will reimburse Consultant for reasonable business expenses incurred by Consultant in the performance of the Consulting Services as specified in the Business Terms Exhibit.

Consultant agrees to keep records regarding all payments made, and costs, expenditures and expenses incurred, in connection with the Consulting Services performed pursuant to this Agreement, and shall provide Ironwood with information regarding these payments, costs, expenditures and expenses that Ironwood determines it may be required to disclose under state or federal law or otherwise desires to disclose.  Such information shall be provided to Ironwood no less than thirty (30) days after receipt of such request.

3.                                      Materials and Developments.

3.1                               Materials.  All documentation, information, and biological, chemical and other materials controlled by Ironwood and furnished to Consultant by or on behalf of Ironwood (“Materials”) and all associated intellectual property rights will remain the exclusive property of Ironwood.  Consultant will use Materials provided by Ironwood only as necessary to perform the Consulting Services and will treat them in accordance with the requirements of this Section 3.1.  Consultant agrees that it will not use or evaluate those Materials or any portions thereof for any other purpose except as directed or permitted in writing by Ironwood.  Without Ironwood’s prior express written consent, Consultant agrees that it will not analyze the Materials, or transfer or make the Materials available to third parties.

3.2                               Deliverables.  Consultant assigns and agrees to assign to Ironwood all rights in the United States and throughout the world to inventions, discoveries, improvements, ideas, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, “Deliverables”).  For purposes of the copyright laws of the United States, Deliverables will constitute “works made for hire,” except to the extent such deliverables cannot by law be “works made for hire.”  Ironwood will have the right to use Deliverables for any and all purposes. During and after the term of this Agreement, Consultant will cooperate fully in obtaining patent and other proprietary protection for any patentable Deliverables, all in the name of Ironwood and at Ironwood’s cost and expense.  Such cooperation will include, without limitation, executing and delivering all requested applications, assignments and other documents, and taking such other measures as Ironwood may reasonably request in order to perfect and enforce Ironwood’s rights in the Deliverables.  Consultant appoints Ironwood its attorney-in-fact to execute and deliver any such documents on behalf of Consultant if Consultant fails to do so.  Consultant will, however, retain full ownership rights in and to all templates, programs and other materials developed by Consultant or obtained or licensed from third parties by Consultant (“Consultant Property”) prior to or independent of the Consulting Services, regardless of whether such Consultant Property is used in the performance of the Consulting Services.  Consultant hereby grants to Ironwood a perpetual, non-exclusive, fully paid-up worldwide license to use Consultant Property solely to the extent required for Ironwood’s use of the Deliverables.

3.3                               Work at Third Party Facilities.  Consultant will not use any third party facilities or intellectual property in performing the Consulting Services without Ironwood’s prior written consent.

3.4                               Records; Records Storage.  Consultant will maintain all materials and all other data and documentation obtained or generated by Consultant in the course of preparing for and providing the Consulting Services, including all computerized records and files (the “Records”) in a secure area reasonably protected from fire, theft and destruction.  These Records will be “Works Made for Hire” and will remain the exclusive property of Ironwood. Upon written instruction of Ironwood, all Records will, at Ironwood’s option either be (a) delivered to Ironwood or to its designee, or (b) disposed of, unless such Records are otherwise required to be stored or maintained by Consultant as a matter of law or regulation.  In no event will Consultant dispose of any such Records without first giving Ironwood sixty (60) days’ prior written notice of Consultant’s intent to do so.  Consultant may, however, retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, subject to Consultant’s obligation of confidentiality.

4.                                      Confidential Information.

4.1                               Definition.  “Confidential Information” means all scientific, technical, financial or business information owned, possessed or used by Ironwood, learned of by Consultant or developed by Consultant in connection with the Consulting Services, whether or not labeled “Confidential”, including but not limited to (a) Deliverables, Materials, scientific data and sequence information, (b) marketing plans, business strategies, financial information, forecasts, personnel information and customer lists of Ironwood, and  (c) all information of third parties that Ironwood has an obligation to keep confidential.

4.2                                     Obligations of Confidentiality.  During the Term and for a period of five (5) years thereafter, Consultant will not directly or indirectly publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, deliver or make available to any third party, any Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of Ironwood.  Consultant will exercise all reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information.  Consultant may disclose Confidential Information to its employees, consultants, advisors and collaborators, but only to the extent necessary to perform the Services. Consultant agrees that any such employees, consultants, advisors and collaborators to whom Confidential Information is disclosed shall be advised of Consultant’s obligations under this Agreement and shall be bound by the terms at least as restrictive as the terms hereof to protect the confidentiality of the Confidential Information pursuant to (x) a written agreement with Consultant, or (y) the rules and standards of professional conduct to which such employee, consultant, advisor or collaborator is bound.

4.3                                     Exceptions.  Consultant will have no obligations of confidentiality and non-use with respect to any portion of the Confidential Information which:

(a)                                       is or later becomes generally available to the public by use, publication or the like, through no fault of Consultant;

(b)                                       is obtained from a third party who had the legal right to disclose it to Consultant; or

(c)                                        Consultant already possesses, as evidenced by Consultant’s written records that predate the receipt thereof.

In the event that Consultant is required by law or court order to disclose any Confidential Information, Consultant will give Ironwood prompt notice thereof so that Ironwood may seek an appropriate protective order.  Consultant will reasonably cooperate with Ironwood in its efforts to seek such a protective order.

5.                                      Term and Termination.

5.1                               Term.  This Agreement will commence on the Effective Date and continue for two years (the “Term”), unless sooner terminated pursuant to the express terms of this Section 5. This Agreement shall automatically renew for subsequent periods of one (1) year each unless either party notifies the other at least thirty (30) days prior to the expiration of the current period of its intent not to renew.   Notwithstanding the foregoing, this Agreement shall not expire, but shall continue in full force and effect until Consultant’s completion of any unperformed obligations under any Business Terms Exhibit executed prior to the date upon which the Agreement would otherwise have expired.

5.2                               Termination for Breach. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement or a Business Terms Exhibit in the event that the breach is not cured within thirty (30) days after receipt by that party of written notice of the breach.

5.3                               Termination by Ironwood.  Ironwood may terminate this Agreement or a Business Terms Exhibit (a) immediately at any time upon written notice to Consultant in the event of a breach of this Agreement or a Business Terms Exhibit by Consultant which cannot be cured (i.e. breach of the confidentiality obligation); (b) immediately, if at any time Consultant breaches the representation and warranty set forth in Section 1.4 or otherwise becomes subject to any of the actions, suits, claims, investigations, or proceedings set forth in Section1.4; and/or (c) at any time without cause upon not less than thirty (30) days’ prior written notice to Consultant.

5.4                               Effect of Expiration/Termination.  Upon expiration or termination of this Agreement or a Business Terms Exhibit, neither Consultant nor Ironwood will have any further obligations under this Agreement or the Business Terms Exhibit, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by Ironwood, unless Ironwood specifies in the notice of termination that Consulting Services in progress should be completed, (b) Consultant will deliver to Ironwood any Materials in its possession or control and all Deliverables made through expiration or termination, (c) Ironwood will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services actually performed and all authorized expenses actually incurred, (d) Consultant will promptly refund to Ironwood any monies paid by Ironwood in advance for Consulting Services not rendered, (e) Consultant will immediately return to Ironwood all Confidential Information and copies thereof provided to Consultant under this Agreement or a Business Terms Exhibit except for one (1) copy which Consultant may retain solely to monitor Consultant’s surviving obligations of confidentiality, and (f) the terms, conditions and obligations under Sections 1.4, 1.7, 3, 4, 5.4 and 6 will survive expiration or termination for any reason.

6.                                      Consultant Selection.

Consultant acknowledges and confirms that he or she has been selected to serve as a Consultant because of his or her expertise in the relevant subject matter and not, in any way, as an inducement to, or in return for prescribing, purchasing, using, recommending preferential formulary status for, or dispensing of any Ironwood product.  The parties agree that the payments provided under this Agreement for Consulting Services reflect the fair market value of such Consulting Services, are consistent with arm’s length transactions, and are not in exchange for an agreement by Consultant to prescribe, use or recommend the prescription or use of any Ironwood product.

If Consultant’s qualifications relate, even in part, to the Consultant’s holding of one or more professional licenses (e.g., M.D., D.O., etc.), Consultant hereby represents and warrants that those licenses are current and that Consultant is in good standing with any applicable licensing board.  Consultant hereby agrees to notify Ironwood if there is any material change to the status of his or her professional license(s).

7.                                      Affiliated Institutions.

Consultant hereby represents and warrants that he or she has the authority to enter into and perform this Agreement, and his or her performance hereunder will not result in the breach or violation of any contract, arrangement or understanding Consultant may have with any third party.  Consultant has made any necessary disclosures and obtained any required approvals for the Consulting Services under this Agreement and associated Business Terms Exhibit.  Consultant acknowledges that if his or her employer contacts Ironwood, Ironwood reserves the right to disclose the nature of the relationship contemplated by this Agreement, and any other information deemed relevant by Ironwood, without prior notification to or authorization by Consultant.

Consultant agrees to be responsible to assure that the Consulting Services provided by him or her under this Agreement are in compliance with all applicable rules, regulations and policies of any employer or institution with which Consultant is affiliated, including and without limitation, rules and regulations requiring specific disclosure or record-keeping obligations.  Consultant will promptly notify Ironwood if he or she believes that any of such Consulting Services are in violation of, or may reasonably be expected to become in violation of, any of such rules, regulations or policies.

If Consultant is a member of the committee of any entity that sets formularies or develops clinical guidelines, Consultant shall, for the period of this Agreement and the next two year period, disclose to such committee the existence and nature of the services contemplated by this Agreement and agrees to follow any procedures set forth by such committee relative to services under this Agreement.

Consultant agrees to fully disclose his or her relationship with Ironwood contemplated in this Agreement consistent with the requirements of any healthcare institution, medical committee, or other medical or scientific organization with which Consultant is affiliated.  This obligation shall survive for a period of two years following the expiration or earlier termination of this Agreement.

8.                                      Miscellaneous.

8.1                               Independent Contractor.  All Consulting Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee relationship between Ironwood and Consultant.  Consultant will have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to regular Ironwood employees. Consultant will not in any way represent himself to be an employee, partner, joint venturer, or agent of Ironwood.

8.2                               Taxes.  Consultant will pay all required taxes on Consultant’s income from Ironwood under this Agreement.  Consultant will provide Ironwood with Consultant’s taxpayer identification number or social security number, as applicable.

8.3                               Use of Name.  Consultant consents to the use by Ironwood of Consultant’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Ironwood.

8.4                               Assignability and Binding Effect.  The Consulting Services to be rendered by Consultant are personal in nature.  Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder except to a corporation of which Consultant is the sole stockholder.  In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any other entity or natural person.  This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

8.5                               Notices.  All notices required or permitted under this Agreement must be in writing and must be given by addressing the notice to the address for the recipient set forth in this Agreement or at such other address as the recipient may specify in writing under this procedure.  Notices to Ironwood will be marked “Attention:  Vice President, General Counsel.”  Notices will be deemed to have been given (a) three (3) business days after deposit in the mail with proper postage for first class registered or certified mail prepaid, or (b) one (1) business day after sending by nationally recognized overnight delivery service.

8.6                               No Modification.  This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Ironwood.

8.7                               Remedies.  It is understood and agreed that Ironwood may be irreparably injured by a breach of this Agreement; that money damages would not be an adequate remedy for any such breach; and that Ironwood will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy will not be Ironwood’s exclusive remedy for any breach of this Agreement.

8.8                               Severability; Reformation.  Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the other terms of this Agreement in such jurisdiction, or the terms of this Agreement in any other jurisdiction.  The parties will substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the parties.

8.9                               Waivers.  No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement.  Any such waiver must be evidenced by an instrument in writing executed by Consultant or, in the case of Ironwood, by an officer authorized to execute waivers.

8.10                        Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties on the subject matter.

8.11                        Governing Law.  This Agreement will be governed by, construed, and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflicts of laws.

8.12                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.13                        Headings.  The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

IRONWOOD PHARMACEUTICALS, INC.		CHRISTOPHER WALSH, PHD

By:	/s/ G. Todd Milne	By:	/s/ Christopher T. Walsh

Name:	G. Todd Milne	Name:	Christopher T. Walsh

Title:	VP, sGC R&D	Title:	Consulting Professor, Stanford

BUSINESS TERMS EXHIBIT

Healthcare Consulting Agreement with Christopher Walsh, PhD

THIS BUSINESS TERMS EXHIBIT, dated December 16, 2014 (the “Business Terms Exhibit”) is by and between Ironwood Pharmaceuticals, Inc. (“Ironwood”) and Christopher Walsh, PhD (“Consultant”), and upon execution will be incorporated into the Healthcare Consulting Agreement between Ironwood and Consultant dated December 16, 2014 (the “Agreement”).  Capitalized terms in this Business Terms Exhibit will have the same meaning as set forth in the Agreement.  Ironwood hereby engages Consultant to provide Consulting Services, as follows:

1.                                      Consulting Services:

Consultant will provide Consulting Services to Ironwood as chairman of Ironwood’s Pharmaceutical Advisory Committee (“PAC”).  The PAC will meet three times at Ironwood’s facilities during 2015, during calendar quarter 1, calendar quarter 3 and calendar quarter 4.  Consultant will chair the PAC and provide insight to assist Ironwood in critically reviewing and shaping the scientific strategy of Ironwood’s research and development pipeline program.

2.                                      Compensation:

As full compensation for the Consulting Services, Ironwood will pay Consultant $12,500.00 for each PAC meeting that Consultant attends. Total fees under this Business Terms Exhibit shall not exceed $37,500.00 without Ironwood’s prior written approval.

Ironwood will reimburse Consultant for all reasonable travel and other business expenses incurred by Consultant in rendering the Consulting Services, provided that such expenses are agreed upon in writing in advance, and are confirmed by appropriate written expense statements and other supporting documentation.

Upon conclusion of each PAC meeting, Consultant will invoice Ironwood for Consulting Services rendered and expenses incurred.  Invoices should reference contract # HIP-547 and should be submitted to the following address:  Ironwood Pharmaceuticals, Inc., Attn:  Accounts Payable Dept., 301 Binney Street, Cambridge, MA 02142.

THIS BUSINESS TERMS EXHIBIT AGREED TO AND ACCEPTED BY:

IRONWOOD PHARMACEUTICALS, INC.		CHRISTOPHER WALSH, PHD

By:	/s/ G. Todd Milne	By:	/s/ Christopher T. Walsh

Name:	G. Todd Milne	Name:	Christopher T. Walsh

Title:	VP, sGC R&D	Title:	Consulting Professor, Stanford
duly authorized		duly authorized